KRONOS WORLDWIDE, INC. REPORTS THIRD QUARTER 2023 RESULTS

DALLAS, TEXAS…November 2, 2023…Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $20.4 million, or $.18 per share, in the third quarter of 2023 compared to net income of $21.0 million, or $.18 per share, in the third quarter of 2022. For the first nine months of 2023, Kronos Worldwide reported a net loss of $43.8 million, or $.38 per share, compared to net income of $124.4 million, or $1.08 per share, in the first nine months of 2022. Net income decreased in the third quarter of 2023 as compared to the third quarter of 2022 primarily due to lower income from operations as a result of lower sales volumes and lower average TiO2 selling prices. Net income decreased in the first nine months of 2023 as compared to the first nine months of 2022 primarily due to lower income from operations as a result of the combination of lower sales volumes, higher production costs (primarily raw material costs) and lower average TiO2 selling prices. Our results of operations for the first nine months of 2023 were significantly impacted by reduced demand for certain of our products occurring in all major markets and unabsorbed fixed production and other costs, as discussed further below. Comparability of our results was also impacted by the effects of changes in currency exchange rates.

Net sales of $396.9 million in the third quarter of 2023 were $62.7 million, or 14%, lower than in the third quarter of 2022. Net sales of $1.3 billion in the first nine months of 2023 were $321.4 million, or 20%, lower than in the first nine months of 2022. Net sales decreased in the third quarter and first nine months of 2023 compared to the same periods of 2022 due to the effects of lower sales volumes in all our major markets and lower average TiO2 selling prices. TiO2 sales volumes were 6% lower in the third quarter of 2023 as compared to the third quarter of 2022 and 22% lower in the first nine months of 2023 as compared to the first nine months of 2022. Average TiO2 selling prices were 8% lower in the third quarter of 2023 as compared to the third quarter of 2022 and 2% lower in the first nine months of 2023 as compared to the first nine months of 2022. Average TiO2 selling prices at the end of the third quarter of 2023 were 9% lower than at the end of 2022. Changes in product mix positively contributed to net sales, primarily due to higher average selling prices in our complementary businesses which somewhat offset declines in TiO2 sales volumes in the first nine months of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $12 million in the third quarter of 2023 as compared to the third quarter of 2022. Changes in currency exchange rates had a nominal effect on net sales in the first nine months of 2023 as compared to the first nine months of 2022. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) in the third quarter of 2023 was $21.4 million as compared to our TiO2 segment profit of $34.6 million in the third quarter of 2022. For the first nine months of 2023, the Company’s segment loss was $38.5 million as compared to segment profit of $190.9 million in the first nine months of 2022. Segment profit decreased in the third quarter of 2023 compared to the same period in 2022 primarily due to lower income from operations due to lower sales volumes and lower average TiO2 selling prices. Segment profit decreased in the first nine months of 2023 as compared to the first nine months of 2022 primarily due to lower income from operations as a result of the combination of lower sales volumes, higher production costs (primarily raw material costs) and lower average TiO2 selling prices. In addition, cost of sales in the third quarter and first nine months of 2023 includes $20 million and $74 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at our facilities during the first nine months of 2023 as we adjusted our TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 22% lower in the third quarter of 2023 compared to the third quarter of 2022 and 26% lower in the first nine months of 2023 compared to the same period of 2022. As a result of reduced demand and scheduled maintenance activities, we operated our production facilities at 71% of practical capacity utilization in the first nine months of 2023 (76%, 64% and 73% in the first, second and third quarters of 2023, respectively) compared to 96% in the first nine months

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of 2022 (100%, 95% and 93% in the first, second and third quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) increased our loss from operations by approximately $10 million in the third quarter of 2023 and decreased our loss from operations by approximately $11 million in the first nine months of 2023 as compared to the same prior year periods.

Our net loss before interest expense, income taxes and depreciation and amortization expense (see description of non-GAAP information below) in the third quarter of 2023 was $12.7 million compared to net income before interest expense, income taxes and depreciation (EBITDA) of $39.4 million in the third quarter of 2022. For the first nine months of 2023, the Company’s net loss before interest expense, income taxes and depreciation and amortization expense was $14.1 million compared to EBITDA of $210.7 million in the first nine months of 2022.

Other operating income, net in the first nine months of 2023 includes an insurance settlement gain of $2.5 million ($2.0 million, or $.02 per share, net of income tax expense) and in the first nine months of 2022 a gain of $2.7 million ($2.2 million, or $.02 per share, net of income tax expense) related to a 2020 business interruption insurance claim. Other components of net periodic pension and OPEB cost in the first nine months of 2023 includes a $1.3 million settlement loss incurred in the second quarter of 2023 related to the termination and buy-out of our UK pension plan ($.9 million, or $.01 per share, net of income tax expense).

Commenting on the operating results and outlook, James M. Buch, President and Chief Executive Officer, said “This is clearly a historic downturn for the TiO2 industry. In response, we are focused on preserving liquidity by operating our plants at reduced rates to ensure inventory levels are aligned with near-term demand. As a team, we have implemented process improvements and manufacturing efficiencies which have reduced the impact of unabsorbed fixed costs recognized as a result of lower operating rates and we have initiated other cost savings measures which should result in improved margins. These decisive steps taken over the last 12 months to preserve our liquidity, improve our manufacturing flexibility and reduce costs will continue to drive value for our business in 2024 and beyond while allowing us to stay focused on our sustainability goals.” Mr. Buch continued, “We are beginning to see improved demand in certain markets and we believe low customer inventories and reduced capacity in the industry will fuel a return to profitability when demand returns to normal levels. Operating at reduced capacity has allowed us to accelerate maintenance in our facilities and I am confident that we have taken the steps necessary to quickly capitalize as industry demand strengthens.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19)

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●	Competitive products and substitute products
●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Our ability to renew or refinance credit facilities
●	Increases in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use)
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2023	2022	2023

	(unaudited)
Net sales	$459.6	$396.9	$1,587.8	$1,266.4
Cost of sales	375.6	362.5	1,234.0	1,157.1

Gross margin	84.0	34.4	353.8	109.3

Selling, general and administrative expense	59.0	53.6	183.6	156.9
Other operating income (expense):
Currency transactions, net	6.7	(3.9)	17.1	4.6
Other income, net	2.8	1.4	3.4	3.5
Corporate expense	(3.7)	(3.6)	(11.4)	(10.8)

Income (loss) from operations	30.8	(25.3)	179.3	(50.3)

Other income (expense):
Trade interest income	.1	.3	.2	1.0
Other interest and dividend income	1.3	1.2	1.9	4.0
Marketable equity securities	(2.9)	-	(.5)	(1.3)
Other components of net periodic pension and OPEB cost	(2.9)	(1.0)	(9.2)	(4.1)
Interest expense	(4.2)	(4.3)	(13.0)	(12.8)

Income (loss) before income taxes	22.2	(29.1)	158.7	(63.5)

Income tax expense (benefit)	1.2	(8.7)	34.3	(19.7)

Net income (loss)	$21.0	$(20.4)	$124.4	$(43.8)

Net income (loss) per basic and diluted share	$.18	$(.18)	$1.08	$(.38)

Weighted average shares used in the calculation of net income (loss) per share	115.5	115.0	115.5	115.1

TiO2 data - metric tons in thousands:
Sales volumes	113	107	399	313
Production volumes	131	102	401	296

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2023	2022	2023

	(unaudited)
Income (loss) from operations	$30.8	$(25.3)	$179.3	$(50.3)

Adjustments:
Trade interest income	.1	.3	.2	1.0
Corporate expense	3.7	3.6	11.4	10.8

Segment profit (loss)	$34.6	$(21.4)	$190.9	$(38.5)

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2023	2022	2023

	(unaudited)
Net income (loss)	$21.0	$(20.4)	$124.4	$(43.8)

Adjustments:
Depreciation expense	13.0	12.1	39.0	36.6
Interest expense	4.2	4.3	13.0	12.8
Income tax expense (benefit)	1.2	(8.7)	34.3	(19.7)

EBITDA	$39.4	$(12.7)	$210.7	$(14.1)

IMPACT OF PERCENTAGE CHANGE IN NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2023 vs. 2022	2023 vs. 2022

	(unaudited)
Percentage change in net sales:
TiO2 sales volumes	(6)%	(22)%
TiO2 product pricing	(8)	(2)
TiO2 product mix/other	(3)	4
Changes in currency exchange rates	3	-

Total	(14)%	(20)%

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